FOR IMMEDIATE RELEASE

               January 16, 2013

               Contact:   Susan M. Jordan

         732-577-9997

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, January 16, 2013…...........Eugene W. Landy, Chairman of the Board of UMH Properties, Inc. (NYSE:UMH) announced that, on January 16, 2013, the Board of Directors declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable March 15, 2013 to shareholders of record at the close of business February 15, 2013.  The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also on January 16, 2013, the Board of Directors declared a quarterly dividend of $0.515625 per share for the period from December 1, 2012 through February 28, 2013, on the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock payable March 15, 2013 to shareholders of record at the close of business on February 15, 2013.  Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $2.0625 per share.

UMH Properties, Inc., a publicly owned real estate investment trust, owns and operates fifty-seven manufactured home communities with approximately 10,600 developed home sites located in New Jersey, New York, Ohio, Pennsylvania, Tennessee and Indiana.  In addition, the Company owns a portfolio of REIT securities.

# # # # #